 As filed with the Securities and Exchange Commission on September 10, 1996
                                                      Registration No. 333-

                   SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            -------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                                 UNDER THE
                           SECURITIES ACT OF 1933

                               -------------

                           SEACOR HOLDINGS, INC.
           (Exact Name of Registrant as Specified in its Charter)

            Delaware                                   13-3542736
(State or Other Jurisdiction of                     (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)

                       11200 Westheimer, Suite 850
                            Houston, Texas 77042
                               (713) 782-5990
            (Address, Including Zip Code, and Telephone Number,
     including Area Code, of Registrant's Principal Executive Offices)

                             Mr. Randall Blank
      Executive Vice President, Chief Financial Officer and Secretary
                           SEACOR Holdings, Inc.
                  1370 Avenue of the Americas, 25th Floor
                         New York, New York  10019
                               (212) 307-6633
                   (Name and Address, Including Zip Code,
      and Telephone Number, Including Area Code, of Agent For Service)
                                  Copy to:

                           David E. Zeltner, Esq.
                         Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                          New York, New York 10153
                               (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                               CALCULATION OF REGISTRATION FEE
                                                              Proposed Maximum      Proposed Maximum
 Title of Each Class of Securities to      Amount to be      Offering Price Per    Aggregate Offering         Amount of
            be Registered                   Registered            Unit (1)              Price (1)         Registration Fee

Common Stock, $.01 par value                $1,176,646            $46.5625           $54,787,579.38           $18,892.27

(1)     The registration fee for the shares of Common Stock being registered hereby, $18,892.27 has been calculated pursuant to Section 6(b) of, and Rule 457(c) under, the Securities Act of 1933, as amended (the "Securities Act"), as follows:
        1/29th of 1% of the product of: (x)$46.5625, the average of the high and low sales prices of a share of the
        Common Stock as reported in the NASDAQ National Market on September 5, 1996, and (y) 1,176,646, the maximum number of shares of Common Stock to be offered to the public.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1996


                                  PROSPECTUS
                               1,176,646 SHARES
                             SEACOR HOLDINGS, INC.
                                 COMMON STOCK
                               ($.01 Par Value)


      This Prospectus relates to the offer and sale of up to 1,176,646 shares (the "Shares") of the common stock, $.01 par value (the "Common Stock"), of SEACOR Holdings, Inc. ("SEACOR" or the "Company"). The Shares will be offered for sale by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions effected on the NASDAQ National Market (or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the Shares are then listed), in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

      None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses of registration of the Shares under federal or state securities laws and to indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

      SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

      The Shares offered for resale by the Selling Stockholders are being offered pursuant to certain investment and registration rights agreements between the Company and each of the Selling Stockholders. See "Selling Stockholders."

      The  Common Stock  is traded  on  the NASDAQ  National Market  under the
symbol "CKOR."   The last reported sale price of the Common Stock on September
9, 1996 was $47.75 per share.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is September __, 1996.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also are available for inspection at the Commission's regional offices located at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048 and the Commission website at (http://www.sec.gov). Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information may also be inspected at the offices of the NASDAQ National Market at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the Commission, regional offices and the offices of the Commission and of the NASDAQ National Market referred to above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-20904) are incorporated by reference in this Prospectus:

      (1) The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 filed with the Commission on March 18, 1996;

      (2) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1996 filed by the Company with the Commission on May 15, 1996;

      (3) The Company's Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 1996 filed by the Company with the Commission on August 14, 1996;

      (4) The Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996;

      (5) The Company's Current Report on Form 8-K dated June 6, 1996 and filed with the Commission on June 10, 1996;

      (6) The Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 14, 1996; and

      (7) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 30, 1992, including any amendment or report filed for the purposes of updating such description.

      All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof on and from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all documents incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference in such information). Such requests should be directed to: SEACOR Holdings, Inc., 1370 Avenue of the Americas, 25th Floor, New York, New York 10019, Attention:
Secretary, telephone number (212) 307-6633.

                                  THE COMPANY

      The Company is a major provider of offshore marine services to the oil and gas exploration and production industry and is one of the leading providers of oil spill response services to owners of tank vessels and oil storage, processing and handling facilities. The Company operates a diversified fleet of more than 200 vessels primarily dedicated to servicing offshore oil and gas exploration and production facilities in the U.S. Gulf of Mexico, the North Sea, offshore West Africa and Mexico. The Company's offshore service vessels deliver cargo and personnel to offshore installations, handle anchors for drilling rigs and other marine equipment, support offshore construction and maintenance work and provide standby safety support. The Company also furnishes vessels for special projects such as well stimulation, seismic data gathering, freight hauling and line handling.

      The Company's environmental services business principally provides contractual oil spill response services to those who store, transport, produce or handle petroleum and certain other non-petroleum oils as required by the
Oil Pollution Act of 1990 ("OPA 90") and various state regulations. The Company's services, provided primarily through its indirect wholly owned subsidiary, National Response Corporation ("NRC"), include training for and supervision of activities in response to oil spill emergencies and the maintenance of specialized equipment for immediate deployment and spill response. NRC has acted as the principal oil spill response contractor on several of the largest oil spills that have occurred in the United States since the enactment of OPA 90.

      SEACOR was incorporated in Delaware in December 1989 for the purpose of acquiring the capital stock of NICOR Marine, Inc. and certain of its marine affiliates and subsidiaries which, at the time of the acquisition, owned 36 and managed five vessels and to acquire SCF Offshore, Inc. which owned two vessels.

                               1996 DEVELOPMENTS

      On July 3, 1996, the Company sold in an underwritten public offering 909,235 shares of its Common Stock at $43.50 per share (the "1996 Offering"). In conjunction with the 1996 Offering, 842,355 shares of Common Stock were sold by several of the Company's stockholders. The Company received net proceeds of approximately $37.7 million, of which $26.0 million was used to purchase four out of six vessels to be acquired from Compagnie Nationale de Navigation, a French corporation ("CNN"), pursuant to the CNN Agreement described below and to prepay certain indebtedness owed by the Company to CNN in connection with prior vessel purchases, and the remainder was allocated for general corporate purposes.

      On June 6, 1996, the Company and CNN entered into an agreement (the "1996 CNN Agreement") pursuant to which the Company agreed to acquire six vessels from CNN for an aggregate purchase price of $22,650,000 with the understanding that three of such vessels would be bareboat chartered to CNN. The 1996 CNN Agreement also provided for the Company to prepay certain promissory notes in the aggregate principal amount of $9.6 million issued to CNN by a subsidiary of the Company on December 17, 1993 in connection with the Company's acquisition on such date of certain vessels from CNN. In addition, CNN agreed to exercise its right to convert $4.75 million principal amount of the Company's 2.5% Convertible Subordinated Notes due January 1, 2004 (the "2.5% Notes") issued to CNN in connection with such acquisition of vessels into 156,650 shares of Common Stock in accordance with the terms of the 2.5% Notes. Pursuant to the 1996 CNN Agreement, the Company agreed to include 459,948 shares of Common Stock owned by CNN on June 6, 1996, and the 156,650 additional shares of Common Stock to be issued to CNN upon the conversion of the 2.5% Notes in the 1996 Offering for resale to the public. The consummation of the transactions contemplated by the 1996 CNN Agreement was conditioned upon the sale of such 616,598 shares of Common Stock in the 1996 Offering and occurred substantially simultaneously with such sale.

      On June 6, 1996, the Company notified First Trust National Association, as trustee, of the Company's 6.0% Convertible Subordinated Notes due July 1, 2003 (the "6.0% Notes") of the Company's election to call the 6.0% Notes for redemption on July 12, 1996. On or about July 12, 1996, holders of the 6.0% Notes converted the 6.0% Notes into shares of Common Stock at a ratio of 39,024 shares of Common Stock per $1,000 principal amount of the 6.0% Notes (representing a conversion price of $25.625 per share). The entire $55,250,000 principal amount outstanding of the 6.0% Notes were converted and 2,156,083 shares of Common Stock were issued to the holders of the 6.0% Notes.

      On May 31, 1996, the Company acquired McCall Enterprises, Inc. ("McCall") and affiliated companies (collectively, the "McCall Companies") which operate 36 crew boats and five utility boats dedicated to serving the oil and gas industry primarily in the U.S. Gulf of Mexico. Such acquisition (the "McCall Acquisition") was accomplished pursuant to a series of merger and share exchange agreements (the "McCall Agreements") involving the Company, certain subsidiaries of the Company, the McCall Companies and the former stockholders of the McCall Companies. In consideration for the McCall Acquisition, on August 9, 1996, the Company issued an aggregate of 1,306,550 shares of Common Stock to the former stockholders of the McCall Companies. The McCall Acquisition is intended to qualify as a tax-free reorganization and has been accounted for as a pooling-of-interests.

      For additional information relating to the transactions described above, see the Company's Current Reports on Form 8-K referred to above under "Incorporation of Certain Information by Reference." For additional information relating to the Company's business, operations, properties, and other matters, see the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996 referred to above under "Incorporation of Certain Information by Reference."

      Unless the context indicates otherwise, any reference in this Prospectus to the "Company" refers to SEACOR Holdings, Inc. and its consolidated subsidiaries, including NRC, and any references in this Prospectus to "SEACOR" refer to SEACOR Holdings, Inc.

                                 RISK FACTORS

      PROSPECTIVE  INVESTORS  IN  THE  COMMON  STOCK  OFFERED  HEREBY   SHOULD
CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO ALL OF THE OTHER INFORMATION APPEARING OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

INDUSTRY CONDITIONS

Offshore Marine Services; Market Volatility

      The Company's offshore vessel operations are dependent on activity in the offshore oil and gas exploration and development industry. The level of exploration and development of offshore areas is affected by both short-term and long-term trends in oil and gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and gas resources. The level of offshore activity is also related to local policies that influence drilling activities. In recent years, oil and gas prices and, therefore, the level of offshore exploration and drilling activity, have been extremely volatile. A significant or prolonged decline in future oil and gas prices would likely result in reduced exploration and development of offshore areas and a decline in the demand for offshore marine services. Such reduced activity could have a material adverse effect on the Company's financial condition and results of operations.

      Charter rates for the Company's equipment also are dependent on the supply of offshore marine vessels. Excess vessel capacity in the industry can result from refurbishment of "mothballed" vessels, conversion of vessels formerly dedicated to services other than oil support and related offshore marine activities, and construction of new vessels. The addition of new capacity to the worldwide offshore marine fleet would increase competition in those markets where the Company presently operates which, in turn, could have a material adverse effect on the Company's financial condition and results of operations.

ENVIRONMENTAL SERVICES

      The environmental response business is dependent upon the development, interpretation and enforcement of regulations promulgated under OPA 90 and, to a lesser extent, upon oil spill response regulations developed at the state level. There currently is no uniformity of regulatory development or enforcement on a federal or state level. The Company believes that it generally benefits from increasingly stringent oil spill regulations and from increased enforcement of such regulations (which, in each case, increases demand for NRC's services). However, a relaxation of oil spill requirements or decreased enforcement of such regulations could reduce demand for NRC's services and, therefore, have a material adverse effect on the Company's financial condition and results of operations.

      NRC is a "classified" Oil Spill Removal Organization ("OSRO"). The United States Coast Guard (the"Coast Guard") classifies OSROs based on their overall resource capability to respond to various types and sizes of oil spills in different operating environments such as rivers/canals, inland waters and oceans (separated into nearshore, offshore and open ocean areas). In November 1993, shortly after the initial OSRO program guidelines were published, NRC applied for and received an "E" classification, the highest classification level achievable. Under the original program, NRC's "E" classification expires in 1996 when it is due for renewal. The Coast Guard reserves the right to review NRC's resource capability at any time based on the company's performance during actual response and cleanup activities and exercises and may, under certain circumstances, amend or revoke the classification. In September 1995, the Coast Guard proposed revised draft OSRO guidelines and requested industry and regulatory comments. On December 28, 1995, the revised OSRO guidelines were published. Significant revisions include geographic-specific classifications, a requirement to ensure the availability of non-dedicated resources in quantities twice what is required of dedicated resources, proof of subcontractor support and more stringent oversight by the Coast Guard. NRC has reapplied for new classification under the revised guidelines. Although NRC expects to receive an interim classification in September 1996, the Coast Guard must verify the information in the application, and there can be no assurance that NRC will receive a final
classification   or  a   final  classification   equivalent  to   its  current
classification.

RELIANCE ON SIGNIFICANT CUSTOMERS

      The Company offers offshore marine services primarily to the major integrated oil companies and large independent oil and gas exploration and production companies. The percentage of revenues attributable to an individual customer varies from time to time, depending on the level of oil and gas exploration undertaken by a particular customer, the suitability of the Company's vessel for the customer's projection and other factors, many of which are beyond the Company's control. For the year ended December 31, 1995, approximately 19.5% and 14.8% of the Company's marine operating revenues were received from Mobil Oil Corporation and Conoco, Inc., respectively.

      The Company offers its environmental and oil spill response services primarily to the domestic and international shipping community, including dry cargo vessel owners and owners of facilities such as refineries, pipelines, exploration and production platforms and tank terminals. The Company presently has approximately 325 customers and provides retainer coverage to approximately 1,800 tank vessels, 850 barges and 350 facilities. The Company's retainer arrangements with these customers include both short-term contracts (one year or less) and long-term agreements, in some cases as long as seven years. For the year ended December 31, 1995, Coastal and Phibro, NRC's two largest customers, accounted for 28.6% of NRC's retainer revenues collectively.

GOVERNMENT REGULATION

      Both the Company's offshore marine operations and environmental response operations are materially affected by government regulation in the form of international conventions, federal and state laws and regulations in jurisdictions where the Company's vessels operate and/or are registered. These regulations govern oil spills and other matters of environmental protection, worker health and safety, and the manning, construction and operation of vessels.

      The Company believes that it presently is in material compliance with the environmental laws and regulations to which the Company's operations are subject. The Company is not a party to any pending proceeding and is unaware of any threatened litigation or other judicial, administrative or arbitrable environmental proceedings which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company. However, the risks of incurring substantial compliance costs and liabilities and penalties for non-compliance are inherent in offshore marine service operations. There can be no assurance that significant costs, liabilities, and penalties will not be incurred by or imposed on the Company in the future.

      Offshore Marine Services

      OPA 90 requires owners and operators of tank vessels and certain other oil handling facilities to obtain certificates of financial responsibility for potential oil spill liability. The Company currently satisfies this requirement with respect to the six vessels required to maintain such certificates.

      Environmental Services

      The Company's environmental services are conducted through NRC, an indirect wholly owned subsidiary of the Company. OPA 90 regulations require certain vessels to identify in their response plans the availability of response resources or OSROs they will use in the event of an oil spill. NRC's primary sources of revenue are retainer arrangements with customers for making available its spill removal vessels and related marine equipment in the event of a spill. Authority to implement these regulations is divided among several regulatory agencies: the Coast Guard, the U.S. Environmental Protection Agency, the U.S. Minerals Management Service and the Office of Pipeline Safety. Currently, there is no uniformity of regulatory interpretation or enforcement by these agencies. On the state level, enforcement of analogous regulations varies from state to state. Due to this lack of uniformity, the amount of response resources required to be made available to the Company's customers is unclear. In addition, because regulatory enforcement initiatives affect the demand for NRC's retainer coverage, state and federal regulatory policies may have a material impact on NRC's results of operations.

      In addition to establishing policies which impact the demand for and value of NRC's services, the Coast Guard, pursuant to its program for classifying OSROs, provides classified OSROs a market advantage over non-classified service providers. A classified OSRO provides its clients a means of verifying that such entity has the necessary response resources available. Revocation of such "classification" or changes in the requirements could have a material adverse effect on the Company's financial condition or results of operations.

      In providing spill response services, NRC is subject to the Federal responder immunity doctrine, otherwise known as the "Good Samaritan" doctrine, which holds the Company harmless from liability for any spills that result from the Company's response efforts, unless the Company is found to be grossly negligent or to have engaged in willful misconduct. While most of the U.S. states in which NRC provides service have adopted the Good Samaritan doctrine, several states have not. In the event that NRC is determined to have acted with gross negligence or have engaged in willful misconduct in providing spill response services, NRC could be jointly and severally liable with the local contractor and the responsible party for any resulting damages. Although NRC maintains insurance coverage against such risks which it considers adequate, there can be no assurance that such coverage adequately will cover future claims that may arise.

OPERATING RISKS AND INSURANCE

      The operation of offshore support vessels are subject to various risks, including catastrophic marine disaster, adverse weather conditions, mechanical failure, collision, oil and hazardous substance spills and errors of navigation by vessel pilots, all of which represent a threat to the safety of personnel and to the Company's vessels, cargo, equipment under tow and other property, as well as the environment. The primary operating risks inherent in the environmental response business are the failure to meet the planning guidelines of federal and state statutes, or gross negligence in providing spill response services. The occurrence of the foregoing events either in the offshore marine services or environmental services business could result in revenue and casualty loss, increased costs and significant liability by the Company to third parties. The Company maintains insurance coverage against certain of these risks which it considers adequate, and it has not in the past experienced a loss in excess of policy limits. There can be no assurance, however, that the Company's existing insurance coverage can be renewed at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise.

RELIANCE ON FOREIGN OPERATIONS

      For the year ended December 31, 1995, approximately 37% of the Company's offshore marine revenues were derived from foreign operations. The Company's foreign offshore marine operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure and nationalization of assets, currency restrictions and exchange rate fluctuations, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of the Company. Although, historically, the Company's operations have not been materially affected by such conditions or events, it is not possible to predict whether any such conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on the Company's financial condition and results of operations.

      The Company currently operates 30 vessels offshore West Africa, which primarily service the local offshore oil and gas industry. The Company's operations offshore West Africa are highly dependent on the level of activity in Nigeria. At this time, Nigeria, because of its domestic policies, has become the subject of certain international sanctions, including the suspension of development aid by the European Union and the suspension of Nigeria from the Commonwealth of Nations. Additional sanctions may be imposed in the future, which could include economic sanctions, such as an oil embargo. Economic sanctions or an oil embargo would have a significant negative impact on activity in the oil and gas industry offshore West Africa, which in turn would have a negative impact on the Company's operations in that area. There can be no assurance that the effects of economic sanctions or an oil embargo with respect to Nigeria would not have a material adverse effect on the Company's financial condition and results of operations.

CURRENCY FLUCTUATIONS

      Due to its foreign operations, the Company is exposed to currency fluctuations and exchange rate risks. To minimize the financial impact of these risks, the Company attempts to contract the majority of its services in U.S. dollars. However, in certain of the Company's foreign operations, the Company collects revenues and pays expenses in local currency. For financial statement reporting purposes these accounts are translated into U.S. dollars at the weighted average exchange rates during the relevant period.

      Because the Company conducts substantially all its operations in U.S. dollars, to the extent the value of the U.S. dollar decreases in relation to the value of applicable foreign currencies, such decrease potentially could adversely affect the Company's operating revenues in foreign jurisdictions. To date, currency fluctuations have not had a material impact on the Company's financial condition or results of operations and the Company is not a party to any currency hedging arrangements.

AGE OF FLEET

      As of March 31, 1996 the average age of the Company's offshore marine service fleet was approximately 14 years, whereas, at such date, the average age of the Company's environmental service response fleet was 27.6 years. NRC's vessels primarily operate in a "stand-by" mode with minimal wear and, consequently, management does not consider age to be a reliable indicator of the commercial viability of the vessels. The Company believes that after an offshore supply vessel has been in service for approximately 25 years, the amount of expenditures (which typically increase with vessel age) necessary to satisfy required marine certification standards may not be economically justifiable. If the Company is unable to replace its vessels at the end of their useful economic lives, the cost of new building could materially increase the Company's capital expenditures. There can be no assurance that the Company will be able to maintain its fleet by extending the economic life of existing vessels or acquiring new or used vessels, or that the Company's financial resources will be sufficient to enable it to make capital expenditures for such purposes.

COMPETITION

      Both the Company's marine and environmental segments operate in highly competitive industries. In addition to price, service and reputation, the principal competitive factors for offshore supply fleets include the existence of national flag preference, operating conditions and intended use (all of which determine the suitability of vessel types), complexity of maintaining logistical support and the cost of transferring equipment from one market to another.

      The principal competitive factors in the environmental services business are price, service, reputation, experience and operating capabilities. The Company believes that the lack of uniformity of regulatory development and enforcement on a federal and state level has created a lower barrier of entry in several market segments which has increased the number of competitors. NRC faces competition in several market segments which has increased the number of competitors. NRC faces competition from the Marine Spill Response Corporation (a non-profit corporation funded by the major integrated oil companies), other industry cooperatives, and also from smaller contractors who target specific market niches.

DIVIDENDS

      The Company has not paid any cash dividends since its inception in December 1989 and presently does not intend to pay any cash dividends on its Common Stock in the future. Instead, the Company intends to retain earnings for working capital and to finance the expansion of its business operations. In addition, as a holding company, the Company's ability to pay any cash dividends is dependent on the earnings and cash flows of its operating subsidiaries and their ability to make funds available to the Company. Pursuant to the terms of the DnB Facility, the Company, without the prior written consent of Den norske Bank A/S, is prohibited through January 31, 1996 from paying cash dividends in respect of the Common Stock.

LIMITATION ON FOREIGN OWNERSHIP OF COMMON STOCK

      The Company is subject to the Shipping Act, 1916, as amended (the "Shipping Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act," and collectively with the Shipping Act, the "Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports. The Acts require that vessels engaged in the U.S. coastwise trade be (i) owned by U.S. citizens and (ii) built in the U.S. For a corporation engaged in the U.S. coastwise trade to be deemed a citizen of the U.S., (a) the corporation must be organized under the laws of the U.S. or of a state, territory or possession thereof, (b) each of the president or other chief executive officer and the chairman of the board of directors of such corporation must be U.S. citizens, (c) no more than a minority of the number of directors of such corporation necessary to constitute a quorum for the transaction of business can be non-U.S. citizens and (d) at least 75% of the interest in such corporation must be owned by U.S. "Citizens" (as defined in the Acts). Should the Company fail to comply with the U.S. citizenship requirements of the Acts, it would be prohibited from operating its vessels in the U.S. coastwise trade during the period of such non-compliance.

      To facilitate compliance with the Acts, the Company's Restated Certificate of Incorporation: (i) contains provisions limiting the aggregate percentage ownership by Foreigners of any class of the Company's capital stock (including the Common Stock) to 22.5% of the outstanding shares of each such class to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable maritime law (presently 25.0%), and authorizes the Board of Directors, under certain circumstances, to increase the foregoing percentage to 24.0%, (ii) requires institution of a dual stock certification system to help determine such ownership and (iii) permits the Board of Directors to make such determinations as reasonably may be necessary to ascertain such ownership and implement such limitations. In addition, the Company's By-laws provide that the number of foreign directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business and restrict any officer who is not a U.S. citizen from acting in the absence or disability of the Chairman of the Board of Directors and Chief Executive Officer and the President, all of whom must be U.S. citizens. At September 3, 1996, less than 1% of the outstanding Common Stock was owned by Foreigners.


                                USE OF PROCEEDS

      The Shares are being offered hereby solely for the account of the Selling Stockholders pursuant to a certain investment and registration rights agreement. The Company will not receive any proceeds from the sale of the Shares. See "Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

      SEACOR's Common Stock is traded on the NASDAQ National Market under the trading symbol "CKOR." The following table sets forth, for each period shown, the range of high and low sale prices of the Common Stock on the NASDAQ National Market:

                                    HIGH         LOW
                                    ----         ---

Fiscal 1994 (ended December 31,
1994)
    First Quarter . . . . . . .      23 1/2       19 3/4
    Second Quarter  . . . . . .      21 3/4       17 3/4
    Third Quarter . . . . . . .      22 1/2       19 9/16
    Fourth Quarter  . . . . . .      22 9 /16     19 1/2

Fiscal 1995 (ended December 31,
1995)
    First Quarter . . . . . . .      21 1/4       18
    Second Quarter  . . . . . .      24 1/2       20 5/8
    Third Quarter . . . . . . .      24 1/2       22 3/4
    Fourth Quarter  . . . . . .      28           22 1/4

Fiscal 1996 (ending December 31,
1996)
    First Quarter . . . . . . .      37 1/4      26 3/8
    Second Quarter  . . . . . .      51          36 1/4
    Third Quarter (through
September 9,
      1996) . . . . . . . . . .     54 1/8       40 1/2


      The last reported sale price of the Common Stock on September 9, 1996 was $47.75. The prices set forth in the above table reflect inter-dealer prices, without any retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. As of September 3, 1996, there were approximately 82 holders of record of the Common Stock.


                                DIVIDEND POLICY

      SEACOR has not paid any cash dividends since its incorporation in December 1989. SEACOR presently intends to retain earnings for working capital and to finance the expansion of the Company's business operations and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future. In addition, as a holding company, SEACOR's ability to pay dividends is strictly dependent on the earnings and cash flows of its operating subsidiaries and their ability to make funds available to the Company and is further restricted by the terms of the DnB Facility. See "Risk Factors-Dividends."

      The payment of future cash dividends, if any, would be made only from assets legally available therefor, and would also depend on the Company's financial condition, results of operations, current and anticipated capital requirements, plans for expansion, restrictions under then existing indebtedness and other factors deemed relevant by SEACOR's Board of Directors in its sole discretion.

                             SELLING STOCKHOLDERS

      In connection with the McCall Acquisition, on May 31, 1996, the Company entered into an investment and registration rights agreement with the former stockholders of the McCall Companies (the "Selling Stockholders") listed on the signature pages thereto (the "McCall Registration Rights Agreement"). Pursuant to the McCall Registration Rights Agreement, the Company has agreed to bear certain expenses related thereto and to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the federal securities laws. The Company has filed with the Commission under the Securities Act, the Registration Statement of which this Prospectus forms a part with respect to the sale by the Selling Stockholders of the Shares from time to time on the NASDAQ National Market (or any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which the shares are then listed) or in privately negotiated transactions, and has agreed to use its best efforts to keep the Registration Statement current and effective through September 1998, subject to extension in certain circumstances, or such shorter period that will terminate when all the shares covered by the Registration Statement have been sold.

      The table below sets forth certain information regarding the beneficial ownership of Common Stock by each Selling Stockholder prior to the Offering and as adjusted to give effect to the sale of all of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for sale from time to time. See "Plan of Distribution."

                                        Beneficial Ownership                           Beneficial Ownership
                                       at September 3, 1996(1)         Number of           After Offering
                                    -----------------------------       Shares        ------------------------
                                                                       Covered
                                     Number           Percent          by this           Number         Percent
  Selling Stockholders              of Shares        of Class        Prospectus        of Shares       of Class
  --------------------              ---------        --------        ----------        ---------       --------
  Norman F. McCall                    141,908           1.1%            127,802         14,106              *
  P.O. Box 102
  Cameron, LA  70631

  Joyce C. McCall                     141,738           1.1%            127,632         14,106              *
  P.O. Box 102
  Cameron, LA  70631

  HAM Trust                           288,883           2.2%            259,996         28,887              *
  c/o Madeline and
  Deanne Colligan, as Trustees
  P.O. Box 102
  Cameron, LA  70131

  PDM Trust                           288,883           2.2%            259,996         28,887              *
  c/o Madeline and
  Deanne Colligan, as Trustees
  P.O. Box 102
  Cameron, LA  70131

  JKM Trust                           288,883           2.2%            259,996         28,887              *
  c/o Madeline and
  Deanne Colligan, as Trustees
  P.O. Box 102
  Cameron, LA  70131

  H. Alan McCall                       1,903               *             1,903               -              -
  1122 Bayouwood Drive
  Lake Charles, LA  70605

  Phyllis McCall Johnston              1,903               *             1,903               -              -
  P.O. Box 1186
  Cameron, LA  70631

  Joseph K. McCall                     1,903               *             1,903               -              -
  P.O. Box 226
  Grand Chenier, LA  70643

  Gertrude Colligan,                  47,628               *            42,874           4,754              *
  Individually and as
   Usufructuary
  P.O. Box 102
  Cameron, LA  70631

  James A. Colligan                   55,320               *            49,793           5,527              *
  P.O. Box 416
  Cameron, LA  70631

  Madeline Colligan (2)               890,448           6.8%            21,424         869,024           6.6%
  P.O. Box 102
  Cameron, LA  70131

  Deanne Colligan (3)                 890,448           6.8%            21,424         869,024           6.6%
  P.O. Box 102
  Cameron, LA  70131

  ---------------------------------
  *  Less than 1.0%


(1) The information contained in the table above reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On September 3, 1996, the Company had 13,097,482 shares of Common Stock outstanding, not including 55,768 shares of Common Stock held in the Company's treasury. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power.

(2) Includes 866,649 shares of Common Stock which Ms. Madeline Colligan may be deemed to own beneficially in her capacity as co-trustee for each of the HAM Trust, the PDM Trust and the JKM Trust.

(3) Includes 866,649 shares of Common Stock which Ms. Deanne Colligan may be deemed to own beneficially in her capacity as co-trustee for each of the HAM Trust, the PDM Trust and the JKM Trust.

                             PLAN OF DISTRIBUTION

      The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders, or their transferees, on the NASDAQ National Market (or any national securities exchange or U.S. automated interdealer quotation system of a registered national securities association on which shares of Common Stock are then listed), or in negotiated transactions or otherwise. The Shares will be sold at prices and on terms then prevailing, at prices related to the then-current market price of the Shares, or at negotiated prices. The Company has been advised that the Selling Stockholders may effect sales of the Shares directly, or indirectly by or through agents or broker-dealers and that the Shares may be sold by one or more of the following methods: (a) ordinary brokerage transactions, (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, and (c) in "block" sale transactions. At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents or broker-dealers, any commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any Selling Stockholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the Selling Stockholder and/or the purchasers of the Shares in amounts which will be negotiated prior to the time of sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement at the date of this Prospectus between any Selling Stockholder and any broker-dealer or agent.

      In connection with the distribution of the Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling
Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Stockholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares.

      Any broker or dealer participating in any distribution of Shares in connection with the offering made hereby may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases any of the Shares from or through such broker or dealer.

      The Company is required under the McCall Registration Rights Agreement to comply with the requirements of Rule 144(c) under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission), regarding the availability of current public information to the extent required to enable the Selling Stockholders to sell Shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation).

      Pursuant to the McCall Registration Rights Agreement, all expenses of registration of the Shares will be paid by the Company, including, Commission filing fees, and expenses of compliance with state securities or "blue sky" laws. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities arising under the Securities Act, or, to the extent such indemnification is unavailable or otherwise limited, will be entitled to contribution in connection therewith. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                                 LEGAL MATTERS

      The legality of the securities offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP.


                                    EXPERTS

      The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 7, 1996 and the Company's Current Report on Form 8-K dated May 31, 1996 and filed with the Commission on June 14, 1996 have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    =========================                 =========================

NO  PERSON HAS  BEEN AUTHORIZED TO
GIVE  ANY  INFORMATION OR  TO MAKE
ANY   REPRESENTATIONS  OTHER  THAN                    1,176,646 SHARES
THOSE     CONTAINED    IN     THIS
PROSPECTUS  AND, IF GIVEN OR MADE,
SUCH        INFORMATION         OR
REPRESENTATIONS   MUST   NOT    BE
RELIED   UPON   AS   HAVING   BEEN
AUTHORIZED  BY THE  COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE  AN                 SEACOR HOLDINGS, INC.
OFFER  TO SELL OR THE SOLICITATION
OF AN  OFFER TO  BUY ANY  SECURITY
OTHER  THAN  THE SHARES  OF COMMON                      Common Stock
STOCK  OFFERED HEREBY, NOR DOES IT
CONSTITUTE AN OFFER TO  SELL OR  A
SOLICITATION  OF ANY  OFFER TO BUY                 --------------------
SHARES  OF COMMON  STOCK BY ANYONE                      PROSPECTUS
IN  ANY JURISDICTION IN WHICH SUCH
OFFER  OR   SOLICITATION  IS   NOT                 --------------------
AUTHORIZED,   OR  IN   WHICH   THE
PERSON   MAKING  SUCH   OFFER   OR
SOLICITATION IS  NOT QUALIFIED  TO
DO SO,  OR TO ANY  PERSON TO  WHOM
IT IS UNLAWFUL  TO MAKE SUCH OFFER
OR  SOLICITATION.    NEITHER   THE
DELIVERY  OF THIS  PROSPECTUS  NOR
ANY  SALE  MADE  HEREUNDER  SHALL,
UNDER  ANY  CIRCUMSTANCES,  CREATE                   September __, 1996
ANY  IMPLICATION THAT  INFORMATION
CONTAINED  HEREIN IS CORRECT AS OF
ANY  TIME  SUBSEQUENT TO  THE DATE
HEREOF.



        TABLE OF CONTENTS
                              PAGE
                             ------

Available Information            2
Incorporation of Certain
Information
  by Reference                   3
The Company                      4
Risk Factors                     6
Use of Proceeds                 11
Price Range of Common Stock     11
Dividend Policy                 11
Selling Stockholders            12
Plan of Distribution            14
Legal Matters                   15
Experts                         15


    =========================                 =========================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The table below sets forth the expenses expected to be incurred and borne solely by the Company in connection with the registration of the shares of Common Stock offered hereby.

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . . .     $18,892.27
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . .     5,000.00
Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . .     5,000.00
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .     1,107.73
                                                                      ----------
                 Total . . . . . . . . . . . . . . . . . . . . .  .   $30,000.00
                                                                      ----------
__________________


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      (1) As more fully described below, Section 145 of the DGCL permits Delaware corporations to indemnify each of their present and former directors or officers under certain circumstances, provided that such persons acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interests of the corporation. Article Eight of the By-laws provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended from time to time, all persons whom it may indemnify pursuant thereto.

      Specifically, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

      Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon adjudication that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above.

      Section 145 of the DGCL permits a Delaware business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person.

      (2) Section 102(b) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. The Certificate of Incorporation contains provisions that limit the personal liability of each director to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. These provisions eliminate personal liability to the fullest extent permitted by the DGCL.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES

(a) Exhibits

  2.0 Agreement and Plan of Merger, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., CRN Holdings Inc. and NRC Holdings Inc. (incorporated herein by reference to Exhibit 2.0 to the Company's Current Report on Form 8-K dated March 14, 1995, as amended).


  2.1 Definitive Purchase Agreement, by and among Graham Marine Inc., Edgar L. Graham, J. Clark Graham, and Glenn A. Graham, dated September 5, 1995 (incorporated herein by reference to Exhibit 2.0 to the Company's Current Report on Form 8-K dated September 15,
         1995).

  2.2 Global Agreement, dated as of November 14, 1995, by and among (a) Compagnie Nationale de Navigation and Feronia International Shipping, SA and (b) SEACOR Holdings, Inc. and the subsidiaries listed in said agreement (incorporated herein by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995, as amended).

  2.3 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR Enterprises, Inc. and McCall Enterprises, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.4 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR Support Services, Inc. and McCall Support Vessels, Inc. (incorporated herein by reference to
         Exhibit 2.2 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.5 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR N.F., Inc. and N.F. McCall Crews, Inc. (incorporated herein by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.6 Exchange Agreement relating to McCall Crewboats, L.L.C., dated as of May 31, 1996, by and among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7,
         1996).

  2.7 Share Exchange Agreement and Plan of Reorganization relating to Cameron Boat Rentals, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.5 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.8 Share Exchange Agreement and Plan of Reorganization relating to Philip A. McCall, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.6 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.9 Share Exchange Agreement and Plan of Reorganization relating to Cameron Crews, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.7 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

  4.2 Amended By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

  4.3 SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (No. 33-53744) filed with the Commission on December 14, 1992, and declared effective, by order of the Commission, on December 16,
         1992).

  4.4 SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to the Company's Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).

  4.5 Restated Stockholders Agreement, dated December 16, 1992, by and among the Company and the stockholders party thereto (incorporated herein by reference to Exhibit 10.12 of the Company's Registration Statement on Form S-1 (No. 33-53744) filed with the Commission on November 10, 1992, as amended).

  4.6 Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).

  4.7 Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  5.1    Opinion of Weil, Gotshal & Manges LLP.

 10.1 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of McCall Enterprises, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.2 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of McCall Support Vessels, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.3 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of N.F. McCall Crews, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.4 Indemnification Agreement, dated as of May 31, 1996, among all of the members of McCall Crewboats, L.L.C., Norman McCall, as representative of such members, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.5 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Cameron Boat Rentals, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.6 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Philip A. McCall, Inc. and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.7 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Cameron Crews, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.8 The Master Agreement, dated as of June 6, 1996, by and among Compagnie Nationale de Navigation, SEACOR Holdings, Inc. and SEACOR Worldwide Inc. (incorporated herein by reference to Exhibit
         10.9 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996).

 23.1    Consent of Arthur Andersen LLP.

 23.2 Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1).

 24.0 Powers of Attorney (included on the signature pages attached hereto).

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on September 10, 1996.


                                          SEACOR HOLDINGS, INC.


                                          By: /s/ Randall Blank

                                               ----------------------------
                                                Randall Blank
                                                Executive Vice President,
                                                Chief Financial Officer
                                                and Secretary



                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Charles Fabrikant and Randall Blank and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments or supplements (including post-effective amendments thereto) to this Form S-3 Registration Statement of SEACOR Holdings, Inc. and any registration statement filed pursuant to Rule 462 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Charles Fabrikant              Chairman of the           September 10, 1996
- --------------------------------   Board of Directors,
    Charles Fabrikant              President and Chief
                                   Executive Officer



/s/ Randall Blank                  Executive Vice President, September 10, 1996
- --------------------------------   Chief Financial Officer
   Randall Blank                   and Secretary (Principal
                                   Financial Officer)


/s/ Granville E. Conway            Director                  September 10, 1996
- ---------------------------------
    Granville E. Conway


/s/ Michael E. Gellert             Director                  September 10, 1996
- ---------------------------------
    Michael E. Gellert




                                      II-6





/s/ Robert J. Pierot               Director                 September 10, 1996
- ---------------------------------
    Robert J. Pierot

                                   Director                 September 10, 1996
- ---------------------------------
  Stephen Stamas

/s/ Richard M. Fairbanks III       Director                 September 10, 1996
- --------------------------------
    Richard M. Fairbanks III

/s/ Pierre de Demandolx            Director                 September 10, 1996
- ---------------------------------
    Pierre de Demandolx

/s/ Lenny P. Dantin                Vice President and       September 10, 1996
- ---------------------------------  Treasurer (Principal
    Lenny P. Dantin                Accounting Officer
                                   and Controller)




                                 EXHIBIT INDEX



Exhibit No.                   Description                               Page No.
- ---------------               ---------------                           --------

  2.0 Agreement and Plan of Merger, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., CRN Holdings Inc. and NRC Holdings Inc. (incorporated herein by reference to Exhibit 2.0 to the Company's Current Report on Form 8-K dated March 14, 1995, as amended).

  2.1 Definitive Purchase Agreement, by and among Graham Marine Inc., Edgar L. Graham, J. Clark Graham, and Glenn A. Graham, dated September 5, 1995 (incorporated herein by reference to Exhibit
         2.0 to the Company's Current Report on Form 8-K dated September 15, 1995).

  2.2    Global Agreement, dated as of November 14, 1995, by and among
         (a) Compagnie Nationale de Navigation and Feronia International Shipping, SA and (b) SEACOR Holdings, Inc. and the subsidiaries listed in said agreement (incorporated herein by reference to Exhibit 2.2 of the Company's Registration Statement on Form S-3 (No. 33-97868) filed with the Commission on November 17, 1995, as amended).

  2.3 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR Enterprises, Inc. and McCall Enterprises, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.4 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR Support Services, Inc. and McCall Support Vessels, Inc. (incorporated herein by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.5 Agreement and Plan of Merger, dated as of May 31, 1996, by and among SEACOR Holdings, Inc., SEACOR N.F., Inc. and N.F. McCall Crews, Inc. (incorporated herein by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.6 Exchange Agreement relating to McCall Crewboats, L.L.C., dated as of May 31, 1996, by and among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.7 Share Exchange Agreement and Plan of Reorganization relating to Cameron Boat Rentals, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.5 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.8 Share Exchange Agreement and Plan of Reorganization relating to Philip A. McCall, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.6 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  2.9 Share Exchange Agreement and Plan of Reorganization relating to Cameron Crews, Inc., dated as of May 31, 1996, by and among SEACOR Holdings, Inc., McCall Enterprises, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 2.7 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  4.1    Restated Certificate of Incorporation of the Company
         (incorporated herein by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

  4.2 Amended By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

  4.3 SEACOR Holdings, Inc. 1992 Non-Qualified Stock Option Plan (incorporated herein by reference to Exhibit 10.45 to Amendment No. 3 to the Company's Registration Statement on Form S-1 (No. 33-53744) filed with the Commission on December 14, 1992, and declared effective, by order of the Commission, on December 16,
         1992).

  4.4 SEACOR Holdings, Inc. 1996 Share Incentive Plan (incorporated herein by reference to the Company's Proxy Statement dated March 18, 1996 relating to the Annual Meeting of Stockholders held on April 18, 1996).

  4.5 Restated Stockholders Agreement, dated December 16, 1992, by and among the Company and the stockholders party thereto (incorporated herein by reference to Exhibit 10.12 of the Company's Registration Statement on Form S-1 (No. 33-53744) filed with the Commission on November 10, 1992, as amended).

  4.6 Investment and Registration Rights Agreement, dated as of March 14, 1995, by and among SEACOR Holdings, Inc., Miller Family Holdings, Inc., Charles Fabrikant, Mark Miller, Donald Toenshoff, Alvin Wood, Granville Conway and Michael Gellert (incorporated herein by reference to Exhibit 4.0 of the Company's Current Report on Form 8-K dated March 14, 1995, as amended).

  4.7 Investment and Registration Rights Agreement, dated as of May 31, 1996, among SEACOR Holdings, Inc. and the persons listed on the signature pages thereto (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

  5.1    Opinion of Weil, Gotshal & Manges LLP.

 10.1 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of McCall Enterprises, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.2 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of McCall Support Vessels, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit
         10.2 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.3 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of N.F. McCall Crews, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.4 Indemnification Agreement, dated as of May 31, 1996, among all of the members of McCall Crewboats, L.L.C., Norman McCall, as representative of such members, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.5 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Cameron Boat Rentals, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit
         10.5 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.6 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Philip A. McCall, Inc. and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit
         10.6 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.7 Indemnification Agreement, dated as of May 31, 1996, among all of the stockholders of Cameron Crews, Inc., Norman McCall, as representative of such stockholders, and SEACOR Holdings, Inc. (incorporated herein by reference to Exhibit 10.7 to the Company's Current Report on Form 8-K dated May 31, 1996 and filed with Commission on June 7, 1996).

 10.8 The Master Agreement, dated as of June 6, 1996, by and among Compagnie Nationale de Navigation, SEACOR Holdings, Inc. and SEACOR Worldwide Inc. (incorporated herein by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996).

 23.1    Consent of Arthur Andersen LLP.

 23.2 Consent of Weil, Gotshal & Manges LLP (included in its opinion filed as Exhibit 5.1).

 24.0 Powers of Attorney (included on the signature pages attached hereto).

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